                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)
                          DELPHI FINANCIAL GROUP, INC.
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    247131105
                                 (CUSIP Number)

                             Stephen M. Davis, Esq.
                          Werbel McMillin & Carnelutti
                           A Professional Corporation

           711 Fifth Avenue, New York, New York 10022, (212) 832-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                       N/A
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

- -------------------                                    -----------------
CUSIP No. 247131105                                    Page 2 of 9 Pages
- -------------------                                    ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     The SC Fundamental Value Fund, L.P.
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [ ]
- -----------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- -----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
     377,800
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     377,800
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     377,800
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.9%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- -------------------                                    -----------------
CUSIP No. 247131105                                    Page 3 of 9 Pages
- -------------------                                    -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     SC Fundamental Value BVI, Inc.
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [ ]
- -----------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
- ------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- ------------------------------------------------------------------------------
7  SOLE VOTING POWER
     92,900
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
          0
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     92,900
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     92,900
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.0%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- -------------------                                    -----------------
CUSIP No. 247131105                                    Page 4 of 9 Pages
- -------------------                                    -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     SC Fundamental Inc.
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [ ]
- ------------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- -----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
     377,800
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     377,800
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     377,800
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.9%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- -------------------                                    -----------------
CUSIP No. 247131105                                    Page 5 of 9 Pages
- -------------------                                    -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Gary N. Siegler
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [ ]
- -----------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- -----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
     470,700
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     470,700
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     470,700
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.8%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- -------------------                                    -----------------
CUSIP No. 247131105                                    Page 6 of 9 Pages
- -------------------                                    -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Peter M. Collery
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [ ]
- -----------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- -----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
     470,700
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     470,700
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     470,700
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.8%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                                  Page 7 of 9 Pages

                                AMENDMENT NO. 2
                                    TO THE
                                 SCHEDULE 13D


          The Reporting Persons, consisting of SC Fundamental Value Fund, L.P., SC Fundamental Inc., SC Fundamental Value BVI, Inc., Gary N. Siegler and Peter M. Collery, hereby amend their Schedule 13D relating to the Common Stock, par value $0.01, per share, of Delphi Financial Group, Inc. as set forth below.


Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on August 7, 1996, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the numbers and percentages of the Issuer's Common Stock set forth opposite their names below (based upon the number of Shares that were reported to be outstanding in the Issuer's Form 10-Q for the quarter ended March 31, 1996).



==============================================================================
        Name             Shares of Common Stock             Percentage
- -----------------------------------------------------------------------------
SC Fundamental Inc.           377,800                           3.9%
- -----------------------------------------------------------------------------
The SC Fundamental
Value Fund, L.P.              377,800                           3.9%
- -----------------------------------------------------------------------------
SC Fundamental Value
BVI, Inc.                      92,900                           1.0%
- -----------------------------------------------------------------------------
Gary N. Siegler               470,700                           4.8%
- -----------------------------------------------------------------------------
Peter M. Collery              470,700                           4.8%
==============================================================================

       (b) Each of SC Fund and BVI Inc. has the sole or shared power to vote or to direct the vote and to dispose or to direct the disposition of the Shares of which it is deemed the beneficial owner. Siegler and Collery may be deemed to share with SC, Fund and BVI, Inc. such powers with respect to the Shares of which SC, Fund and BVI, Inc. beneficially own.

                                                  Page 8 of 9 Pages


       (c) The following table sets forth the transactions effected by each of the Reporting Persons listed in Item 5(a) during the past sixty days. Unless otherwise noted, each of the transactions set forth below reflects a sale effected on the New York Stock Exchange.


                                              BVI, Inc.
                     Price Per                on behalf
       Trade Date    Share ($)       Fund     of BVI Ltd.
       ---------------------------------------------------
       08/02/96        28.5219        0            5,000
       ---------------------------------------------------
       08/05/96        28.6250        0            1,000
       ---------------------------------------------------

       ------------


       (e) On May 21, 1996, the Reporting Persons, in the aggregate, ceased to be the beneficial owners of five percent or more of the Issuer's Common Stock. This Amendment No. 2 is, therefore, a final filing.

                                                      Page 9 of 9 Pages

       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  August 7, 1996

SC FUNDAMENTAL INC.


  By:  ___________________________
       Neil H. Koffler as
       Attorney-in-Fact for
       Peter M. Collery,
       Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.

  By:  SC FUNDAMENTAL INC.


  By:  ___________________________
       Neil H. Koffler as
       Attorney-in-Fact for
       Peter M. Collery,
       Vice President*

SC FUNDAMENTAL VALUE BVI, INC.


  By:  ___________________________
       Neil H. Koffler as
       Attorney-in-Fact for
       Peter M. Collery,
       Vice President*


__________________________
Neil H. Koffler as
Attorney-in-Fact for
Gary N. Siegler*


__________________________
Neil H. Koffler as
Attorney-in-Fact for
Peter M. Collery*

*Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and Gary
N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to the Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference. 75260

                                                Page 9 of 9 Pages

       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  August 7, 1996

SC FUNDAMENTAL INC.

  By:  /s/Peter M. Collery
       ___________________________
       Neil H. Koffler as
       Attorney-in-Fact for
       Peter M. Collery,
       Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.

  By:  SC FUNDAMENTAL INC.

  By:  /s/ Peter M. Collery
       ___________________________
       Neil H. Koffler as
       Attorney-in-Fact for
       Peter M. Collery,
       Vice President*

SC FUNDAMENTAL VALUE BVI, INC.

  By:  /s/ Peter M. Collery
       ___________________________
       Neil H. Koffler as
       Attorney-in-Fact for
       Peter M. Collery,
       Vice President*

/s/ Gary N. Siegler
__________________________
Neil H. Koffler as
Attorney-in-Fact for
Gary N. Siegler*

/s/ Peter M. Collery
__________________________
Neil H. Koffler as
Attorney-in-Fact for
Peter M. Collery*

*Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and Gary
N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to the Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference. 75260